UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM SD
Specialized Disclosure Report
____________________________________________________________________________________________________________________________________
PLEXUS CORP.
(Exact name of registrant as specified in its charter)
____________________________________________________________________________________________________________________________________
Wisconsin                 001-14423                39-1344447
(State or other jurisdiction             (Commission             (I.R.S. Employer
of incorporation)                File Number)             Identification No.)
One Plexus Way, Neenah, WI               54957
(Address of principal executive offices)         (Zip Code)

Angelo M. Ninivaggi
Executive Vice President, Chief Administrative Officer,
General Counsel and Secretary
(920) 969-6000
(Name and telephone number, including area code,
of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

[X]	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2019.

Section 1 - Conflict Minerals Disclosure
Item 1.01    Conflict Minerals Disclosure and Report
Conflict Minerals Disclosure
A copy of Plexus Corp.’s Conflict Minerals Report for the reporting period from January 1 to December 31, 2019, is provided as Exhibit 1.01 hereto and is publicly available on our website at www.plexus.com.

Item 1.02    Exhibit
See Item 2.01 of this Form.
Section 2 - Exhibits
Item 2.01     Exhibits
Exhibit 1.01 - Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

Date: May 20, 2020		PLEXUS CORP.
(Registrant)

	By:	/s/ Angelo M. Ninivaggi
Angelo M. Ninivaggi
Executive Vice President, Chief Administrative Officer,
General Counsel and Secretary